Exhibit 10.25

Loan Agreement (English Translation)

THIS LOAN AGREEMENT, dated April 29, 2009, is made in Changshu, People's Republic of China ("China") by and between:

Lender (Party A): Lifang Chen

Borrower (Party B): Sutor Technology Group Limited
Address: No 8, Huaye Road, Dongbang Industrial Park
Changshu, China 215534.

Background

       WHEREAS, Party B desires to receive funds for its business activities; and Party A desires to provide Party B with a loan in the amount of $150,000. Party A and Party B enter into this Loan Agreement (this "Agreement") on the principle of equality and mutual benefit.

ARTICLE I
AMOUNT AND TERM OF LOAN

        1.1. Party A agrees, subject to the terms and conditions of this Agreement, to extend a loan in the aggregate amount of $150,000, with an interest rate of 5% per year payable at maturity, to Party B (the "Loan"). In case of applicable law requires adjustment of the interest rate, the parties shall adjust the interest rate accordingly after friendly negotiation.

        1.2. The term of the Loan shall be three years, starting from April 29, 2009 until April 29, 2012.

        1.3. Party B shall repay the Loan and accrued interest within 15 days after the maturity date. Party B may extend the Loan upon at least 60 day written notice to Party A before the maturity date. The terms of the extension of the Loan shall be based on friendly negotiation by the Parties.

ARTICLE II
METHOD OF BORROWING AND USE OF LOAN PROCEEDS

       2.1 Within 5 business days after execution of this Agreement, Party A shall make available to Party B the full amount of the Loan to the account designated by Party B.

       2.2 Party B shall not use the Loan for any purposes in violation of Chinese laws and regulations.

ARTICLE III
PARTY A's REPRESENTATIONS AND WARRANTIES

        3.1. Party A is a legal citizen of the People's Republic of China, and has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by Party A and constitutes the legal, valid and binding obligations of Party A enforceable against Party A in accordance with its terms.

        3.2. Party A will resolve any issues not covered hereunder with Party B in accordance with relevant Chinese laws and policies.

ARTICLE V

PARTY B's REPRESENTATIONS AND WARRANTIES

        4.1. Party B is a Nevada company, and has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by Party B and constitutes the legal, valid and binding obligations of Party B enforceable against Party B in accordance with its terms.

        4.2. Party B will resolve appropriately any issues not covered hereunder in accordance with Party A in accordance with relevant Chinese laws and policies.

ARTICLE VI
BREACH

       If this Agreement cannot be performed due to a party’s fault, such party shall be liable for any losses resulting from breach, and the other Party shall have the right to terminate this Agreement. If both Parties have fault, each of Party A and Party B shall take respective responsibilities for any losses and damage.

ARTICLE VII
DISPUTE RESOLUTION

        Any dispute arising out of or in connection with this Agreement shall be settled by friendly discussions. In case that agreement cannot be reached, any party may summit the dispute to the court that has the jurisdiction over the matter. The Agreement becomes effective upon execution. The Agreement shall not be amended without mutual consent of both parties.

ARTICLE VIII
OTHER

The Agreement is executed in duplicate and each party shall hold one copy.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above in Changshu, China.

Debit (Party A): Lifang Chen

Date：April 29, 2009

Signature: /s/ Lifang Chen

Credit (Party B): Sutor Technology Group Limited

Date：April 29, 2009

Signature: Seal